Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into this 11th day of October 2012 (the “Effective Date”), by and between G2 International, Inc., a Texas corporation (“G2I”) and Bonamour Pacific, Inc. a Nevada corporation (the “Client”).

RECITALS

A.
G2I is experienced in matters regarding mergers, acquisitions and tender offers for publicly held companies, including regulatory matters as they pertain to the Securities and Exchange Commission (the “SEC”) and other general corporate matters.

B.	G2I is willing to provide consulting services to the Client on the terms and conditions of this Agreement.
C.	Client is willing to engage G2I as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
G2I Retained.  The Client hereby retains G2I, and G2I hereby agrees to make himself available to render advice and reasonable assistance to the Client, under the terms and conditions hereinafter set forth.

2.	Duties. During the term of this Agreement, the duties set forth in this Section 2 shall be performed as follows:
a.	G2I shall advise and reasonably assist the Client in a possible restructuring of, merger of and/or acquisition of additional assets, companies and/or divisions of the Company;
b.	Assist in analyzing and evaluating the business, operations and financial position of the company; and
c.	Be available at the request of the Client to meet with the Client’s board of directors to discuss any proposed restructuring and their financial implications.

3.
Compensation.  In consideration for G2I entering into this Agreement and for the services to be rendered hereunder, the Client shall issue to G2I one million two hundred fifty thousand (1,250,000) shares of the Client's common stock, $.001 par value. The agreed upon value of the shares is at the stated par value for tax purposes.

4.
Expenses. Out of pocket expenses incurred by G2I in excess of $100 are to be authorized by the Client in advance in writing and shall be reimbursed by the Client to G2I. No advance authorization is necessary for out of pocket expenses incurred by G2I for less than $100 and shall also be reimbursed by the Client to G2I. The Client acknowledges that in some cases the provider of certain services and goods may ask for payment in advance and for certain major disbursements, and in such case invoices from outside providers will be sent directly to the Client.

5.
Term.  This Agreement shall commence on the Effective Date and shall continue for a term of one year, unless terminated earlier pursuant to Section 6 below. G2I and the Client may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

6.	Termination. This Agreement shall terminate:

(A)
if there has been a material breach of this Agreement and such breach has not been cured by the breaching party on or before thirty days from the date of the receipt of a written notice of the breach from the non-breaching party; or

(B)	upon the mutual written agreement of the parties.

7.
Remedies.  Upon termination of this Agreement for any reason, this Agreement shall become null and void and have no further force or effect.  G2I shall mail to the Client all documents in its possession or control concerning the Client, as the Client shall request.  If this Agreement is terminated by reasons of the breach of any provision hereof, the non-breaching party may pursue any and all remedies at law or in equity.

8.
Accuracy of Information and Indemnification.  The Client agrees to furnish to G2I truthful and accurate information in all material respects.  The Client agrees to cooperate with G2I in the performance of G2I’s consulting services.  The Client agrees to indemnify and hold harmless G2I from any loss, liability, damages, costs and expenses (including attorneys’ and other professional fees) that G2I may incur as a result of the Client furnishing to G2I any untruthful or inaccurate information. G2I agrees to furnish to the Client truthful and accurate information in all material respects.  G2I agrees to indemnify and hold harmless the Client form any loss, liability, damages, costs and expenses (including attorneys’ and other professional fees) that the Client may incur as a result of G2I furnishing to the Client any untruthful or inaccurate information.

9.	Miscellaneous

(A)
Assignability.  Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement shall be non-assignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.

(B)
Relationship of the Parties.  The management and employees of G2I shall not be considered employees of the Client.  Furthermore, the parties agree that G2I shall not be deemed to be an employee, servant, partner or joint venture of the Client.  G2I shall be considered an independent contractor for all purposes.

(C)
Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(D)
Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

(E)	Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against either party.
(F)
Captions and Headings.  The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

(G)	State Law. The laws of the State of Texas shall govern this Agreement, its interpretation and its application.
(H)
Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

(I)
Costs.  In the event of any legal proceeding between the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party shall be paid all reasonable costs of such legal proceeding, including but not limited to, attorneys’ fees by the other party or parties.

(J)
Notices and Waivers.  Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three (3) business days after being mailed by certified or registered mail to the following addresses:

To G2I:	To the Client:
G2 International, Inc.	Bonamour Pacific, Inc.
13155 Noel Road	5910 N Central Expressway
Suite 1810	Suite 900
Dallas, TX 75240	Dallas, TX 75206

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signatures.

G2 INTERNATIONAL, INC.	BONAMOUR PACIFIC, INC.

By: /s/ Gust Kepler	By: /s/ Nathan Halsey, President
Gust Kepler, President	Nathan Halsey, President